Exhibit 10.15

PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT

This is a PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT dated as of March 7, 2007 by and between BAYHILL THERAPEUTICS, INC., a Delaware corporation, and TRIPLEPOINT CAPITAL LLC, a Delaware company. The words “We”, “Us”, or “Our” refer to the Lender, which is TRIPLEPOINT CAPITAL LLC.

The words “You” or “Your” refer to the Borrower, which is BAYHILL THERAPEUTICS, INC., not to any individual. The words “The Parties” refer to both TRIPLEPOINT CAPITAL LLC and BAYHILL THERAPEUTICS, INC. The Plain English Growth Capital Loan and Security Agreement may be referred to as the “Agreement”.

The Parties agree to the following mutual agreements and conditions listed below:

GROWTH CAPITAL LOAN FACILITY INFORMATION

Facility Name	Facility Number	Security Interest
$20,000,000 Growth Capital Loan Facility	G1-462	First priority security interest in all Collateral except as otherwise noted in Section 8.

Commitment Amount Part I: $10,000,000

Part II: $10,000,000 to be made available Upon Request and Additional Approval; execution of a warrant in substantially the form as Exhibit C and execution of a new loan and security agreement in substantially the form as this Agreement, with terms and conditions substantially as set forth in this Agreement.

Availability Period	Loan Term	Interest Rate
Part I: 7/1/07 – 12/31/07 (may be extended to 6/30/08 upon payment by You to Us of a $25,000 Extension Fee) Part II: 10/1/07 – 9/30/08	36 Months (Interest Only until 6/30/08)	Prime Rate plus 2.75% (Prime Rate as published in the Wall Street Journal the day before any Advance is funded)

Minimum Advance Amount	End Of Term Payment	Facility Fee
$500,000	4.25% of Advance.	Part I: $100,000 (1.0%) Part II: $100,000 (1.0%)

OUR CONTACT INFORMATION

Name	Address For Notices	Contact Person
TriplePoint Capital LLC	2420 Sand Hill Rd., Ste. 101 Menlo Park, CA 94025 Tel: (650) 854-2090 Fax: (650) 854-2094	Sajal Srivastava, COO Tel: (650) 233-2102 Fax: (650) 854-2094 email: sks@triplepointcapital.com

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person
Bayhill Therapeutics, Inc.	3400 West Bayshore Road Palo Alto, CA 94303	Mark Schwartz, Pres. & CEO Tel: (650) 320-2800 Fax: (650) 320-2815 email: mwschwartz@bayhilltx.com

All capitalized terms in this Agreement are either defined or described on Page 1 of this Agreement or defined or described in Section 20.

1.	WHAT THE PARTIES AGREE TO FINANCE

We agree to lend to You the Commitment Amount as reflected on Page 1 of this Agreement and You agree to use such proceeds to finance any of Your general corporate needs. We will lend to You advances (each, an “Advance”) in minimum amounts as set forth on Page 1 of this Agreement up to a maximum of the Commitment Amount as provided on Page 1. Our obligation to fund this Agreement will end on the last day of the Availability Period noted on Page 1.

2.	YOU WILL ENTER INTO MULTIPLE PROMISSORY NOTES

The Plain English Promissory Note in the form of Exhibit A (each, a “Promissory Note”) is the document The Parties will enter into each time an Advance is to be funded. Each Promissory Note will contain the specific financial terms of the Advance (e.g. amount funded, interest rate, maturity date, advance date, payment due dates, etc.) and all of the terms and conditions of this Agreement are incorporated in and made a part of each Promissory Note. There may be multiple Promissory Notes associated with this Agreement.

3.	YOUR LOAN FACILITY COMMITMENT AMOUNT MAY BE DIVIDED INTO PARTS

The Commitment Amount and/or its corresponding parts (if any) will be noted on Page 1 of this Agreement (“Parts”). For purposes of this Agreement, references to the Commitment Amount shall mean the Part or Parts which are available and in effect. Any terms or conditions associated with the availability of such Part are listed on Page 1 of this Agreement. As to any Part that is available “Upon Request and Additional Approval”, You are required to make a request to utilize that additional Part in writing to Us (the “Commitment Increase Request Notice”), prior to Your submission of a corresponding Advance Request. After Our receipt of the Commitment Increase Request Notice, We will review the information available to Us and conduct any legal and business due diligence deemed necessary by Us in connection with Our attempt to obtain Our requisite credit approvals within ten (10) business days. Our agreement to consider providing the additional Part is not, and is not to be construed as, a commitment, offer, or agreement to provide such additional Part.

4.	HOW WILL YOU REQUEST ADVANCES

Provided the conditions of Section 5 are met, You agree to follow the procedures listed below to have Us extend an Advance to You:

•	You will facsimile or mail to Us an Advance request in the form attached as Exhibit B (each, an “Advance Request”).

After we check and approve the information you provide in the Advance Request, but in no event longer than five (5) business days after receipt of the Advance Request, We shall prepare and provide to You a Promissory Note and an amortization schedule for Your approval and signature.

Each Advance Request will state a funding date that is at least five (5) business days after the date such Advance Request is given to Us.

All the terms, conditions, and covenants of this Agreement shall apply to all Advances whether or not each Advance is evidenced by a Promissory Note. You agree that We may rely on any notice or Advance Request given by Your contact person listed on Page 1.

Upon confirmation that all of the conditions have been met and receipt of the signed Promissory Note, We will then make payment to You.

5.	CONDITIONS FOR US TO MAKE LOANS TO YOU

Our obligation to fund any Advance under this Agreement is subject to the following conditions:

•	You shall submit to Us an Advance Request, executed Promissory Note, and any other documents We may reasonably request in connection with such Advance.

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The representations and warranties in this Agreement and in the Warrant shall be true and correct in all material respects on and as of the date(s) we fund an Advance with the same effect as though they were made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

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You must be in compliance with all the terms and provisions set forth in this Agreement and in each Promissory Note, and at the time of and immediately after such Advance, no Event of Default (as defined in Section 14) shall have occurred and be continuing.

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Each Advance Request will constitute Your representation and warranty on the relevant advance date as to the matters provided in Sections 11, 12 and 13 and as to the matters set forth in such Advance Request.

•	You shall provide Us with all appropriate assignments, notices and control agreements that are necessary or desirable to perfect or obtain Our priority Lien in the Collateral.

•	No fact or conditions exist that would (or would with the passage of time, the giving of notice, or both) constitute an Event of Default under this Agreement or any other Loan Document.

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No event that has had or could reasonably be expected to have a material adverse effect upon (i) Your business, operations, properties, prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or Our ability to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents, or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens occurred and is continuing.

No development has occurred or no information is known that has had or could reasonably be expected to have a material adverse effect upon the outlook of and for Your drug compounds, the ability of Your drug compounds to meet all of their primary endpoints or the ability of You to conduct and/or continue the clinical trial process of Your drug compounds.

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A senior representative from a minimum of three of the following entities shall be on Your Board of Directors: DeNovo Ventures, Lilly Ventures, Latterell Venture Partners, Morgenthaler Partners and U.S. Venture Partners .

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A minimum of two of the following senior executives shall be employed by You in the identified positions: Hideke Garren as VP Research, Mark Schwartz as CEO, and Frank Valone SVP of Medical Affairs, or replacements as approved by Your Board of Directors.

If at any point during the Availability Period Your drug compound BHT-3009 does not “meet its primary endpoint” as defined below, the Availability Period will cease and We will not be obligated to fund any Advance under this Agreement.

“Meet its primary endpoint” shall have the following meaning:

Prior to the un-blinding of the current phase II trial of Your drug compound BHT-3009 in process as of the date of this Agreement (the “Phase II Trial”),

•	The Phase II Trial included an effective number of patients for all related sub-trials to maintain the predictive power as originally planned;

•	No sub-trial associated with the Phase II Trial was delayed, halted or terminated due to adverse events; and

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No development occurred or no information is known that has had or could reasonably be expected to have a material adverse effect upon the outlook of and for BHT-3009, the ability of BHT-3009 to meet all of the primary endpoints of the Phase II Trial or Your ability to conduct and/or continue the Phase II Trial clinical trial process.

After the Phase II Trial data is un-blinded and such information is provided to Us,

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It is demonstrated that there was a strong trend (p<0.2) in the decrease of brain inflammation using standard MRI measures (such as Gd+ lesions or T2 lesions); or demonstration of strong trends in clinical benefit such as reduction in relapse rate or disability scores, subject to Our confirmation and agreement.

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No development occurred or no information is known that has had or could reasonably be expected to have a material adverse effect upon Your ability conduct and/or continue the Phase Trial trial process.

6.	YOU MAY PREPAY YOUR PROMISSORY NOTES

You may at any time prepay any Promissory Notes in whole or in part. If You prepay any Promissory Note in whole You will pay the remaining outstanding principal amount and all interest accrued through the date of such prepayment and the End of Term Payment, if any.

Upon payment in full of all Your obligations under this Agreement, we will promptly take all actions necessary to release all of our security interests in the Collateral. We will also release our security interests in the Collateral if you elect to terminate this Agreement prior to any Advances or other extensions of credit having been made.

7.	THE MAXIMUM RATE OF INTEREST

Maximum Rate of Interest. It is not Our intent to receive interest at a rate greater than the maximum rate permissible by law, which We shall call the Maximum Rate. If a court determines You have actually paid Us interest based on a rate that exceeds the Maximum Rate, then We shall apply the excess as follows: first, to the payment of principal outstanding on the Promissory Notes; second, after all principal is repaid, to the payment of Our accrued interest and any other principal, interest, fees, costs or other amounts owed by You to Us; and third, after all amounts owed by You to Us are repaid, the excess (if any) shall be refunded to You.

In the event that You do not pay any interest when due, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Page 1. Upon and during an Event of Default (as defined in Section 14) and notice to You of such Event of Default, all principal, interest or other amounts owed by You to Us shall bear interest at a rate per annum equal to the rate set forth in Page 1 plus three percent (3%) per annum also known as the Default Rate.

8.	YOU GRANT US A SECURITY INTEREST

You give Us a first priority, continuing security interest in and Lien upon all of Your right, title and interest in each of the following, whether now owned or hereinafter acquired and wherever located:

•	All Receivables;

•	All Equipment;

•	All Fixtures;

•	All General Intangibles;

•	All Inventory;

•	All Investment Property;

•	All Deposit Accounts;

•	All Cash;

•	All commercial tort claims, if any, as listed on Schedule 1;

•	All Goods and personal property, whether tangible or intangible and whether now or hereinafter owned or existing, leased, consigned by or to or acquired and wherever located; and

•	To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, rents, profits, and products of each of the foregoing.

All the above listed items will be collectively called the “Collateral”.

Notwithstanding the above, Collateral excludes Intellectual Property currently held or hereafter obtained, but includes proceeds of Intellectual Property (including but not limited to all rights to payment or General Intangibles arising from the proceeds); provided, however, other than non-exclusive Patent Licenses, exclusive Patent Licenses or co-exclusive Patent License with respect to geographic area, fields of use, customized products for specific customers or time based exclusivity, for product development and commercialization given in the ordinary course of Your business (each of the foregoing, together, the “Product Licenses”), in the event You transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of the Intellectual Property, either voluntarily or involuntarily, without Our prior written consent, except in the case of Product Licenses Our security interest shall include (and shall be deemed to have included from the date of this Agreement) all Intellectual Property.

You may enter into accounts receivable financing upon receipt and review by Us of said accounts receivable financing loan documentation and execution of an intercreditor agreement between Us and the accounts receivable financing provider, with terms reasonably acceptable to Us. Such financing may be secured solely by the underlying receivables and proceeds thereof.

9.	HOW AND WHAT WILL YOU PAY US

The principal balance of each Promissory Note will accrue interest at the fixed rate per annum as indicated on Page 1 of this Agreement from the date the Advance is funded to You, determined on the basis of the Prime Rate in effect on the day before the Advance is funded (as published in the Wall Street Journal), and based upon a year consisting of twelve (12) months of thirty (30) days each. Each Promissory Note shall be due in thirty six monthly installments of which all monthly installments up to and including June 30, 2008, shall be interest only followed by the remaining monthly installments of principal and interest, payable on the last day of each month through the last payment date (unless that date falls on a weekend or national holiday in which event such payment shall be due on the previous business day). The first payment date for each Advance will be the last day of the month in which the Advance was funded. Any amounts that You repay on this loan may not be re-borrowed.

Payments are due electronically by automatic debit through Automated Clearing House (ACH) payment on or before the last day of each month. You agree to fill out an electronic funds transfer/automatic debit Authorization form.

If We do not receive any payments from You within two (2) business days after they are due, the “grace period”, You will pay a late charge on the overdue amount. The late charge will be equal to three percent (3%) of the amount due for each month not paid when due and until such time as payment is received.

10.	INSURANCE

So long as there are any Secured Obligations outstanding, You shall carry and maintain commercial general liability insurance, on an occurrence form, against risks customarily insured against in Your line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury and contractual liability per the terms of the indemnification agreement found in Section 13. You must maintain a minimum of One Million Dollars ($1,000,000) of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding, You shall also carry and maintain insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, including the perils of fire and windstorm, in an amount not less than the full replacement cost of the Collateral.

You shall submit to Us certificates of insurance, which reflect Your compliance with Your insurance obligations in the above paragraph and the obligations contained in this Section. Your insurance certificate shall state that We are an additional insured for commercial general liability, and an additional insured and a loss payee for all risk property damage insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.

The certificates of insurance will state that the coverage evidenced is primary and non-contributory to any insurance or Our self-insurance, and will further state that a waiver of subrogation in favor of Us has been agreed to. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Us of cancellation or any other change adverse to Our interests. Any failure by Us to scrutinize such insurance certificates for compliance is not a waiver of any of Our rights, all of which are reserved.

11.	REPRESENTATIONS AND WARRANTIES FROM YOU

You represent, warrant and agree that:

•	You own all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens.

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You have the full power and authority to, and do grant and convey to Us, a Lien in the Collateral as security for the Secured Obligations, free of all Liens other than Permitted Liens and shall execute such notices, assignments, and control agreements, in connection herewith as We may reasonably request to perfect and obtain the priority of Our Lien on the Collateral. Except for Permitted Liens, You have neither created nor know of any other Liens with respect to the Collateral.

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You are a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware with corporate organization number 3313381 and are duly qualified as a foreign corporation in all jurisdictions in which the nature of Your business or location of Your properties require such qualifications and where the failure to be qualified would result in an event which individually or together with any other event, would have a material adverse effect on (i) Your business, operations, properties, prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or the ability of Us to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan documents, or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens.

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Your execution, delivery and performance of the Promissory Notes, this Agreement, all financing statements, all other related Loan Documents and warrants then in effect, (i) have been duly authorized by all necessary corporate action, and (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than the Liens created by this Agreement and the other related Loan Documents. The person or people executing this Agreement and related Loan Documents are duly authorized to do so, and these agreements make up Your legal, valid and binding obligation, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors and equitable principles (regardless of whether enforcement is sought in equity or at law).

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There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to Your knowledge, threatened against or affecting You or any of Your business, property or rights (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate result in an event which individually or together with any other event, would have a material adverse effect on (a) Your financial position, business, properties, assets or results of operations, prospects or value; or (b) Your ability to perform, or of Us to enforce Your obligations under this Agreement.

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You are not in violation of any law, rule, regulation or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default could result in a material adverse effect on (i) Your financial position, business, properties, assets or results of operations, prospects or value; or (ii) Your ability to perform, or of Us to enforce Your obligations under this Agreement.

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This Agreement and its related documents do not violate any provisions of Your articles or certificate of incorporation, by laws or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which You are subject.

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The execution, delivery and performance of this Agreement and its related documents do not require the consent or approval of any other person, including any regulatory authority, or governmental body of the United States or any State or any political subdivision or the United States or any state.

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No event that has had or could reasonably be expected to have a material adverse effect upon (i) Your business, operations, properties, prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or the ability of Us to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens, has occurred and is continuing.

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You are not in default in any manner under any provision of any indenture or other agreement or instrument evidencing indebtedness, or any other material agreement or instrument to which You are a party or by which You or any of Your properties or assets are or may be bound, in each case where such default could result in an event which individually or together with any other event, would have a material adverse effect upon (i) Your business, operations, properties, prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or the ability of Us to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens.

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You are not a party to any agreement or instrument or subject to any corporate restriction that has resulted or could result in a material adverse effect upon (i) Your business, operations, properties prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or the ability of Us to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens.

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No information, report, Advance Request, financial statement, exhibit or schedule furnished by or on behalf of You to Us in connection with the negotiation of any Loan Document contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements, in the light of circumstances under which they were, are or will be made, and taken as a whole, not misleading.

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You have filed and will file all required federal, state and local tax returns. Subject to Section 12, Paragraph 11, You have fully paid or reserved for all taxes or installments (including any interest or penalties). You have fully paid or reserved for any tax assessment that You have received for the three (3) years preceding the date The Parties enter into this Agreement, if any (including any taxes being contested in good faith and by appropriate proceeding).

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You have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Your failure to comply with ERISA that is reasonably likely to result in Your incurring any liability that could have a material adverse effect upon (i) Your business, operations, properties, assets or financial condition, (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens.

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None of Your properties or assets has ever been used by You or, to Your knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Your knowledge, none of Your properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by You; and You have not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by You resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

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You own, possess, have access to, or can become licensed on reasonable terms under all patents, patent applications, trademarks, trade names, inventions, franchises, licenses, permits, computer software and copyrights necessary for the operations of Your business as now conducted, with no known infringement of, or conflict with, the rights of others. You have taken reasonable measures to avoid liability from infringement by third parties using your facilities, and in particular You have complied with the requirements of the Digital Millennium Copyright Act for notice and takedown.

•	Your present name, former names (if any), locations, and other information are correctly stated on the attached Exhibit D.

•	Exhibit E is a true, correct and complete list of each of Your Patents, Trademarks, Copyrights and Licenses, together with application or registration numbers, as applicable.

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Exhibit F is a true, correct and complete list of (a) all banks and other financial institutions at which You maintain Deposit Accounts and (b) institutions at which You maintain accounts holding Investment Property owned by You, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefore.

12.	YOUR COVENANTS TO US

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You will permit, at Our sole expense and not more than a reasonable number of times per year, any of Our authorized representatives and Our attorneys and accountants on reasonable notice to inspect, examine and make copies and abstracts of Your books of account and records at reasonable times and during normal business hours, all of which copies and abstracts shall be entitled to the confidentiality protections of Section 20. In addition, Our representative attorneys and accountants will have the right to meet with Your management and officers to discuss such books of account and records. In addition, We will be entitled at reasonable times and intervals to consult with and advise Your management and officers concerning significant business issues. Such consultations shall not unreasonably interfere with Your business operations. The Parties intend that the rights granted here shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation with respect to any business issues will not be deemed to give Us, nor be deemed an exercise by Us of control over Your management or policies.

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You will from time to time execute, deliver and file, alone or with Us, any security agreements, or other documents to perfect or give priority to Our Lien on the Collateral. You will from time to time obtain any instruments or documents as we may request, and take all further action that may be reasonably necessary or desirable, or that We may reasonably request, to carry out more effectively the provisions and purposes of this Agreement or any other related agreements or to confirm, perfect, preserve and protect the Liens granted to Us. In addition, and for such purposes only, if You fail to execute and deliver documents reasonably required by Us, You hereby authorize Us to execute and deliver on Your behalf and to file such financing statements, assignments, notices, control agreements, security agreements and other documents without Your signature either in Our name or in Our name as agent and attorney-in-fact for You. The Parties agree that a carbon, facsimile, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

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Without Our prior written consent, except in the ordinary course of business and consistent with past practice, You will not (a) grant any material extension of the time or payment of any of the Receivables or General Intangibles, (b) to any material extent, compromise, compound or settle the same for less than the full amount, (c) release, wholly or partly, any person liable for the payment, or (d) allow any credit or discount whatsoever other than trade discounts granted to You in the ordinary course of Your business.

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You will protect and defend Your title to the Collateral and Our Lien. You shall at all times keep the Collateral interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens) and shall give Us immediate written notice of any legal process affecting the Collateral, or any Liens on the Collateral (other than Permitted Liens).

•	You will not incur any indebtedness without the prior written consent of Us other than indebtedness evidenced by this Agreement and the Permitted Indebtedness.

•	You will not directly or indirectly make any Investment other than Permitted Investments.

•	You shall not engage in any business other than the businesses currently engaged in by You or reasonably related thereto.

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Other than the Product Licenses, You will not transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of the Intellectual Property, either voluntarily or involuntarily, without Our prior written consent. In addition, You will not enter into any agreement with any other person that restricts Your ability to transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of the Intellectual Property.

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You will maintain and protect Your properties, assets and facilities, including Your equipment and fixtures, in good working order, repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all necessary and proper repairs, renewals and replacements and shall completely manage and care for Your property in accordance with prudent industry practices.

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You will provide monthly and yearly financial statements in accordance with Section 18 of this Agreement and they will include reports of any material contingencies (including commencement of any material litigation by or against You) or any other occurrence that could be reasonably be expected to have a material adverse effect on (i) Your business, operations, properties prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or the ability of Us to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens.

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You will not, without Our prior written consent, (i) declare or pay any cash dividend or make a cash distribution on, or repurchase or redeem, any class of stock, other than pursuant to (x) employee repurchase plans, agreements or arrangements upon an employee’s death or termination of employment or (y) Your Certificate of Incorporation, as amended from time to time, or (ii) transfer, sell, lease, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of Your assets (except Inventory sold in the normal course of business).

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Upon Our request, You will, during normal business hours, make the Inventory, Equipment, other Collateral, and books and records concerning the Collateral (including software used in Your business) available to Us for inspection at the place where it is normally located and shall make Your log and maintenance records pertaining to the Inventory and Equipment available to Us for inspection. You will take all action necessary to correctly and completely maintain such books, records, logs, and maintenance records.

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You must pay when due all taxes, fees, or other charges of any nature whatsoever (together with any related interest or penalties) imposed or assessed against You, Us or the Collateral or upon Your ownership, possession, use, operation or disposition thereof or upon Your rents, receipts or earnings arising therefrom. You shall file on or before the due date all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, You may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves in accordance with GAAP.

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You will not relocate Your chief executive office or Your principal place of business or any item of the Collateral (other than sale of Inventory in the ordinary course of business) unless: (i) You have given Us no less than thirty (30) days’ prior written notice, and (ii) such relocation shall be within the continental United States.

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You will not change Your state of organization unless You have obtained Our prior written consent, which consent shall not be unreasonably withheld. You must give Us no less than thirty (30) days prior written notice.

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You shall not maintain any Deposit Accounts or accounts holding Investment Property owned by You except (i) accounts identified in Exhibit F and (ii) any account with respect to which We have a perfected security interest.

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You shall not directly or indirectly enter into or permit to exist any material transaction with any of Your Affiliates except for transactions that are in the ordinary course of Your business, upon fair and reasonable terms that are no less favorable to You than would be obtained in an arm’s length transaction with a non-affiliated Person.

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If at any time, You create or acquire any subsidiary, You and such subsidiary shall promptly notify Us of the creation or acquisition of such new subsidiary and take all such action as We may reasonably require to cause such subsidiary to guaranty the Secured Obligations (subject to the “Notwithstanding” paragraph of Section 8 above) and grant a continuing pledge and security interest in and to the assets of such subsidiary, and You shall grant and pledge to Us a first priority, perfected security interest in the stock, units or other evidence of ownership of such subsidiary; provided, however, that no subsidiary that is organized in a jurisdiction other than the United States or any state thereof shall be required to guaranty the Secured Obligations or grant a security interest in its assets, nor shall You be required to pledge more than 65% of the voting capital stock of any such subsidiary (unless it is determined by the Parties, the guaranty and/or the granting of the additional stock as Collateral will not create an adverse tax consequence).

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You shall not prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (other than the Advances), and You shall not make or permit any payment on any Subordinated Indebtedness, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Indebtedness is subject, or (b) amend any provision in any document relating to the Subordinated Indebtedness which would increase the amount thereof or adversely affect the subordination thereof to Secured Obligations owed to Us.

13.	YOU AGREE TO INDEMNIFY AND PROTECT US

You agree to indemnify and hold Us, Our officers, directors, employees, agents, attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Us or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated or any actions or failures to act in connection with, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Our gross negligence or willful misconduct.

14.	WHAT IS AN EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

•

You do not pay any principal, interest, fees, costs or other Secured Obligations under this Agreement, the Promissory Notes or any of the other related Loan Documents, and such default continues for more than five (5) business days after the due date thereof; or

•

You fail to perform any covenant or Secured Obligations under this Agreement, the Promissory Notes or any of the other related Loan Documents, and You fail to cure such breach within ten (10) days after the earlier of (i) our having provided You with written notice thereof or (ii) Your actual knowledge of such default; or

•	You make material false or misleading representations, promises, guarantees or warranties to Us in any document and fail to correct them within ten (10) days after written notice by Us; or

•

You (i) assign Your assets for the benefit of Your creditors, (ii) admit in writing of Your inability to pay Your debts as they become due, or Your inability to pay or perform under the Loan Documents or Excluded Agreements, (iii) file a voluntary petition in bankruptcy, (iv) file any petition, answer, or document seeking for Yourself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances, (v) seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Yours or of all or any substantial part (i.e. 33-1/3% or more) of Your assets or property, (vi) shall cease operations of Your business as Your business has normally been conducted, or terminate substantially all of Your employees, or (vii) You or your directors or majority shareholders shall take any action initiating any of the foregoing actions described in this paragraph; or

•

Either (i) thirty (30) days shall have expired after the commencement of an involuntary action against You seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting Your operations or the business being stayed; or (ii) a stay of any such order or proceeding shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) You shall file any answer admitting or not contesting the material allegations of a petition filed against You in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or

•

Thirty (30) days shall have expired after the appointment, without Your consent or acquiescence, of any trustee, receiver or liquidator of Yours or of all or any substantial part of Your properties without such appointment being vacated; or

•

The occurrence of any default under any Excluded Agreement, or under any warrant, security lease, equipment schedule, any note, agreement for borrowed money, or any other agreement between You and Us (other than any default embodied in or covered by any clause of this Section 14 and such default continues for more than twenty (20) days after the earlier of (i) our having given notice of such default to You, or (ii) Your having actual knowledge of such default; or

•

The occurrence of any default (other than any default embodied in or covered by any other clause of this Section 14) under any lease, loan, or other agreement or obligation of Yours involving any obligation which aggregates more than $125,000; or

•

The entry of any judgment or arbitration award against You involving an award in excess of $125,000 (to the extent not covered by insurance by a solvent insurance carrier that has confirmed coverage in writing)

•	The entry of any judgment or arbitration award against You in which You are enjoined, restrained or in any way prevented from conducting all or any material part of Your business or affairs.

15.	WHAT HAPPENS UPON AN EVENT OF DEFAULT

If an Event of Default has occurred, We can at Our option:

•	Terminate our commitment to make any future advances under this Agreement;

•	Terminate our obligation to permit the principal, interest, fees, costs or other amounts owed by You to Us to remain outstanding;

•

Recover all sums due and accelerate and demand payment of all or any part of the principal, interest, fees, costs or other amounts owed by You to Us and declare them to be immediately due and payable (provided, that upon the occurrence of a default of the type described in Section 14, Paragraph 4, the Promissory Notes and all of the principal, interest, fees, costs or other amounts owed by You to Us shall automatically be accelerated and made due and payable, in each case without any further notice or act). Upon and after an Event of Default, the unpaid principal and accrued interest on the Promissory Notes and advances and all outstanding principal, interest, fees, costs or other amounts owed by You to Us, including all professional fees and expenses, shall thereafter bear interest at the Default Rate (as defined in Section 7);

•	Settle or adjust disputes and claims directly with Your account debtors for amounts, upon terms and in whatever order that We reasonably consider to be advisable;

•

Enter Your premises, with notice and process of law and in compliance with Your security requirements, to remove and repossess the Equipment without being liable to You for damages due to the repossession, except those resulting from Our or Our assignees’ negligence and charge You for the cost of repossession, storing and shipping the Equipment; and

•	Pursue any other remedy permitted by law or equity.

We may exercise all rights and remedies with respect to the Collateral under this Agreement or otherwise available to Us under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Our rights and remedies shall be cumulative and not exclusive.

In addition to the power of attorney granted in Section 12, effective only upon the occurrence and during the continuance of an Event of Default, You hereby irrevocably appoint Us (and any of Our designated officers, agents, attorneys or employees) as Your true and lawful attorney to: (a) send requests for verification of Receivables or notify account debtors of Our security interest in the Receivables; (b) endorse Your name on any checks or other forms of payment or security that may come into Our possession; (c) sign Your name on any invoice or bill of lading relating to any Receivable, drafts against account debtors, schedules and assignments of Receivables, verifications of Receivables, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Your policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which We determine to be reasonable. Our appointment as Your attorney in fact, and each and every one of Our rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been fully repaid and performed and Our obligation to provide Advances hereunder is terminated.

16.	WHAT HAPPENS IF YOU ARE IN DEFAULT AND WE EXERCISE OUR REMEDIES

If You are in default, We may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as We may elect. Any such sale may be made either at public or private sale at Your place of business or elsewhere. You agree that any such public or private sale may occur upon our ten (10) calendar days’ prior written notice to You. We may require You to assemble the Collateral and make it available to Us at a place We designate that is reasonably convenient to The Parties. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied in the following order of priorities:

First, to Us in an amount sufficient to pay in full Our costs and professionals’ and advisors’ fees and expenses;

Second, to Us in an amount equal to the then unpaid amount of all the principal, interest, fees, costs or other amounts owed by You to Us, in such order and priority as We may choose in Our sole discretion; and

Finally, after the full and final payment in Cash of all of the principal, interest, fees, costs or other amounts owed by You to Us, to any creditor holding a junior lien on the Collateral, or to You or Your representatives or as a court of competent jurisdiction may direct.

17.	WHAT ARE YOUR RESPONSIBILITIES IF YOU GET ACQUIRED

You will notify Us of any proposed Merger Event at least twenty (20) days prior to the closing date, and You will include with such notice all information, documents, and schedules that We reasonably request in connection with any such proposed event (collectively, the “Event Notice & Documents”).

Subject to the fifth paragraph of this Section 17, upon Our receipt of the Event Notice & Documents We may choose, in Our sole discretion, either to: (i) allow Loan Documents to continue subject to the requirements below, or (ii) terminate the Loan Documents. We will let You know Our decision within ten (10) days of receiving the Event Notice & Documents. In the event We do not provide You with Our decision within ten (10) days, the Loan Documents will be considered terminated as of the close of the Merger Event.

If the Loan Documents are terminated pursuant to the foregoing paragraph, then You will pay Us all the remaining outstanding principal amount, all interest accrued through the date of such termination and any End of Term Payment.

If We do not elect to terminate the Loan Documents, then You, and any surviving or successor entity (collectively the “Surviving Entity”) will execute all agreements as reasonably provided by Us, including without limitation an agreement containing an assumption by the Surviving Entity of the due and punctual payment and performance of all of Your obligations and performance and observance of each of Your covenants and agreements under the Loan Documents and , (b) any person or entity that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity will execute an unconditional guaranty of the Loan Documents.

Notwithstanding the foregoing paragraphs of this Section 17, We shall not terminate the Loan Documents in connection with such Merger Event if the Surviving Entity, or the holder of 100% of the Surviving Entity’s equity or membership interests or units, as applicable, in the Merger Event is a company with a Moody’s Credit Rating of BAA3 or higher and (a) You and the Surviving Entity have an agreement containing an assumption by the Surviving Entity of the due and punctual payment and performance of all of your obligations and performance and observance of each of Your covenants and agreements under the Loan Documents, and (b) any person or entity that directly or indirectly owns or controls more than 50% of the voting stock of the Surviving Entity has executed an unconditional guaranty of the Loan Documents, (c) immediately after giving effect to such Merger Event, no default or Event of Default shall have occurred and be continuing; and (d) the credit risk to Us, in Our sole discretion, of the Surviving Entity shall not be increased, then We shall not terminate the Loan Documents in connection with such Merger Event.

18.	DOCUMENTS YOU WILL PROVIDE US

Upon signing this Agreement You will provide Us with:

•	Executed originals of this Agreement, and all other documents and instruments that We may reasonably require;

•	Secretary’s certificate of incumbency and authority;

•	Certified copy of resolutions of Your board of directors approving this Agreement and the associated Warrant;

•	Certified copy of Your Certificate of Incorporation and By-Laws as amended through the date The Parties enter into this Agreement;

•

A certificate of good standing from Your state of incorporation and similar certificates from all other jurisdictions where You do business and where the failure to be qualified would have a material adverse effect upon (i) Your business, operations, properties prospects, assets or condition (financial or otherwise), (ii) Your ability to perform the Secured Obligations in accordance with the terms of the Loan Documents or the ability of Us to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents or (iii) the Collateral or Our Liens on the Collateral or the priority of such Liens in the Collateral;

•	Payment of the Facility Fee as denoted on Page 1 of this document; and

•	Any such other documents as We may reasonably request.

So long as there are any unpaid principal, interest, fees, costs or other amounts owed by You to Us or We have any obligations to make any additional Advances, You shall provide Us with:

Financial Statements. Within thirty (30) days after the end of each month, You will provide Us an unaudited income statement, statement of cash flows, and an unaudited balance sheet prepared in accordance with generally accepted accounting principles accompanied by a report detailing any material contingencies. Within one hundred eighty (180) days of every fiscal year end, You will provide Us with audited financials statements accompanied by an audit report and opinion of the independent certified public accountants; provided, however, that such 180-day period may be extended by Your Board of Directors in the event that You are unable to meet the 180-day deadline, but such extension shall not exceed two hundred seventy (270) days from such fiscal year end. Within twenty (20) days prior to the end of each fiscal year (or at such other time as approved by Your Board of Directors), You will provide Us a budget and business plan for the next fiscal year. You will provide Us any additional information (including, but not limited to, tax returns, income statements, balance sheets and names of principal creditors) as We reasonably believe are necessary to evaluate Your continuing ability to meet financial obligations. These statements should be emailed to Us at financials@tpcp.com, or upon Our prior approval, facsimiled or mailed to Us at the address listed on Page 1 of this Agreement.

Notice of Re-organization. You will notify Us immediately in the event that You change Your state of organization.

19.	OTHER LEGAL PROVISIONS YOU WILL ABIDE BY

Continuation of Security Interest. This is a continuing agreement and the grant of a lien hereunder shall remain in full force and effect and all of Our rights, powers and remedies shall continue to exist until all the principal, interest, fees, costs or other amounts owed by You to Us are fully and finally paid in cash and until We have executed a written termination statement. We shall file a termination statement and provide proof of filing to You within thirty (30) days after the full and final payment in Cash of all the principal and interest owed by You to Us hereunder, reassigning to You, without recourse except for Our acts, the Collateral and all rights conveyed hereby and returning possession of the Collateral to You. Our rights, powers and remedies shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to Our other rights, powers and remedies.

Entire Agreement. This Agreement and associated Promissory Notes supersede all other oral or written agreements or understandings between The Parties concerning the Collateral. ANY AMENDMENT OF THIS AGREEMENT OR A PROMISSORY NOTE MAY ONLY BE ACCOMPLISHED THROUGH A DOCUMENT WITH SIGNATURES FROM THE PARTIES.

Headings. Headings used in this Agreement are for reference and convenience of The Parties only and shall have no substantive effect in the interpretation of this Agreement.

No Waiver. No action taken by Us or You will be deemed to constitute a waiver of compliance with any representation, warranty or covenant contained in this Agreement or Promissory Note. The waiver by Us of a breach of any provision of this Agreement or a Promissory Note will not operate or be construed as a waiver of any subsequent breach.

Survival of Obligations. The indemnification, obligations, representations and warranties contained in this Agreement, any Promissory Note or in any document delivered in connection with those agreements are for the benefit of The Parties and survive the execution, delivery, expiration or termination of this Agreement.

Tax Indemnification. You agree to pay, and to save Us harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales, or other similar taxes (excluding taxes imposed on or measured by Our net income) that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this agreement.

Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on You and Your permitted assigns (if any). Subject to Section 17 hereof, You shall not assign Your obligations under this Agreement, the Promissory Notes or any of the other Loan Documents without Our express prior written consent, and any such attempted assignment shall be void and of no effect. You acknowledge and understand that We may sell and assign all or part of Our rights and obligations hereunder and under the Promissory Note(s) and all other related Loan Documents to any person or entity to be known as assignee. After such assignment the term “We” “Us” and “Our” as used in the Loan Documents will mean and include such assignee, and such assignee will be vested with all Our rights, powers and remedies hereunder and shall have Our duties with respect to the interest that You have granted Us; but with respect to any such interest not so transferred, We shall retain all rights, powers, remedies and duties. However, so long as We may have any commitment to make Advances under this Agreement, We shall not assign such commitment without Your prior written consent, which consent shall not be unreasonably withheld. No such assignment will relieve You of any of your obligations. We agree that in the event of any transfer of the Promissory Note(s), We will denote on the Promissory Note a notation as to the portion of the principal and interest of the Promissory Note(s), which shall have been paid at the time of such transfer and the date of the transfer.

Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Agreement, the Promissory Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Promissory Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver Of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and The Parties wish applicable state and federal laws to apply (rather than arbitration rules), The Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. This waiver extends to all such Claims, including Claims that involve Persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document or any of the Excluded Agreements.

Professional Fees. Your promise to pay any and all reasonable professional fees and expenses incurred by Us after the execution of this Agreement in connection with or related to: the collection or enforcement of the loans; amendment or modification of the Loan Documents; any waiver, consent, release, or termination under the Loan Documents; the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; or any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to You or the Collateral, and any appeal or review thereof; and any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to You, the Collateral, the Loan Documents, or the Excluded Agreements, including representing Us in any adversary proceeding or contested matter commenced or continued by or on behalf of Your estate, and any appeal or review thereof. Our professional fees and expenses shall include fees or expenses for Our attorneys, accountants, auctioneers, liquidators, appraisers, investment advisors, environmental and management consultants, or experts engaged by Us in connection with the foregoing. Your promise to pay all of Our reasonable professional fees and expenses is part of the Secured Obligations under this Agreement.

Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against You for liquidation or reorganization, if You become insolvent or make an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Your assets, or if any payment or transfer of Collateral is recovered from Us. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Us, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Us or by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Us in Cash.

Notices. Any notice, request or other communication to either party by the other will be given in writing and deemed received upon the earlier of (1) actual receipt or (2) three (3) days after mailing if mailed postage prepaid by regular or airmail to Us or You, at the address set out in Page 1 of this Agreement, or (3) one (1) day after it is sent by courier or overnight delivery

Applicable Law. This Agreement and any Promissory Note will have been made, executed and delivered in the state of California and will be governed and construed for all purposes in accordance with the laws of the state of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument.

Facsimile Signatures. This Agreement and any Promissory Note may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

Confidentiality. All financial information (other than any such information contained in periodic reports filed by You with the Securities and Exchange Commission) disclosed by You to Us that is marked “Confidential” shall be considered confidential for purposes of this Agreement. In handling any confidential information, We will exercise the same degree of care that We exercise for Our own proprietary information, but disclosure of information may be made (i) to Our subsidiaries or affiliates in connection with their business with You, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, We shall obtain such prospective transferee’s agreement of the terms of this provision and any purchaser, shall be agreeing to assume the obligations hereunder and shall therefore agree to abide by the provisions hereof, including, without limitation, the provisions of this Section), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Our examination or audit and (v) as We consider appropriate in exercising Our remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Our possession when disclosed to Us, or becomes part of the public domain after disclosure to Us; or (b) is disclosed to Us by a third party, if we do not know that the third party is prohibited from disclosing the information. Notwithstanding the above, You hereby consent to the use by Us of Your company name and logo for advertising, promotional and marketing purposes only. Such use may reference the type of credit facility but will not indicate the amount of the credit facility without Your prior written approval.

20.	DEFINITIONS

Capitalized terms used in this agreement shall have the following meanings:

“Account” means any “account,” as such term is defined in the UCC, which You now own or acquire or which You now hold or acquire any interest and in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) that You now own, receive or acquire by or belonging or owing to You (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services that You render or from any other transaction, whether or not the same involves the sale of goods or services by You (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of Your rights in, to and under all purchase orders or receipts now owned or acquired by You for goods or services, and all of Your rights to any goods represented by any of the foregoing (including, without limitation, unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to You under all purchase orders and contracts for the sale of goods or the performance of services or both by You or in connection with any other transaction (whether or not yet earned by performance on the part of You), now in existence or occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which You now own, hold or acquire any right, title, or interest.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or acquired by You or in which You now hold or acquire any interest.

“Closing Date” means March 7, 2007

“Collateral” has the meaning given to it in Section 8.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by You or in which You now hold or hereafter acquire any interest.

“Copyrights” means all of the following now owned or acquired by You or in which Your now hold or acquire any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) all continuations, renewals or extensions; and (iv) any registrations to be issued under any pending applications.

“Default” means any event that, with the passage of time or notice or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to it in Section 7.

“Deposit Accounts” means any “deposit accounts”, as such term is defined in the UCC, now owned or acquired by You or in which You now hold or acquire any interest.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or acquired by You or in which You now hold or acquire any interest.

“Equipment” means any “equipment”, as such term is defined in the UCC, and any and all additions, upgrades, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, accessions and accessories installed thereon or affixed thereto, now owned or hereafter acquired by You or in which You now hold or acquire any interest.

“ERISA” means The United States Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning given to it in Section 14.

“Excluded Agreements” means (i) the Warrant dated February 28, 2007 between The Parties issued in connection with this Agreement (the “Warrant”); and (ii) the/any stock purchase agreement, options, or warrants to acquire, or agreements governing the rights of, any capital stock or other equity security, or any common stock, preferred stock, or equity security issued to or purchased by Us or Our nominee or assignee; and (iii) any guaranty of the Secured Obligations executed by any person other than You; and (iv) any other agreement by and between The Parties.

“Fixtures” means any “fixtures”, as such term is defined in the UCC, together with all Your right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, now owned or hereafter acquired by You or in which You now hold or acquire any interest.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“General Intangibles” means any “general intangibles”, as such term is defined in the UCC, and, in any event, includes proprietary or confidential information (other than Intellectual Property); business records and materials (other than Intellectual Property); customer lists; interests in partnerships, joint ventures, corporations, limited liability companies and other business associations; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification, now owned or acquired by You or in which You may now or hereafter have any interest.

“Goods” means any “goods”, as such term is defined in the UCC, now owned or hereafter acquired by You or in which You now hold or acquire any interest.

“Indebtedness” means, of any Person, at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or undrawn; (vi) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (vii) all obligations of such Person to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except to the extent that such obligations remain performable solely at the option of such Person; (viii) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (ix) obligations of such Person under interest rate swap, cap, collar or similar hedging arrangements; and (x) all obligations of others of any type described in clause (i) through clause (ix) above guaranteed by such Person.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by You or in which You now hold or acquire any interest.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; source codes; trade secrets; inventions (whether or not patented or patentable); technical information, processes, designs, knowledge and know-how; data bases; models; drawings; websites, domain names, and URL’s, and all applications therefore and reissues, extensions, or renewals thereof; together with the rights to sue for past, present, or future infringement of Intellectual Property and goodwill associated with the foregoing.

“Inventory” means any “inventory”, as such term is defined in the UCC, now owned or acquired by You or in which You now hold or acquire any interest, and, in any event, shall include, without limitation, all Goods and personal property that are held by or on Your behalf for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Your business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in Your constructive, actual or exclusive possession or is held by others for Your account, including, without limitation, all property covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” means any “investment property”, as such term is defined in the UCC, and includes any certificated security, un-certificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills and notes now owned or hereafter acquired by You or in which You now hold or acquire any interest.

“Letter of Credit Rights” means any “letter of credit rights”, as such term is defined in the UCC, now owned or acquired by You or in which You now hold or acquire any interest, including any right to payment under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or acquired by You or in which You now hold or acquire any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan Documents” means this Agreement, the Promissory Notes, all UCC Financing Statements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, including those documents described on the Schedule of Documents, as the same may from time to time be amended, modified, supplemented or restated; provided, that the Loan Documents shall not include any of the Excluded Agreements.

“Merger Event” means any (i) reorganizations, consolidations or mergers (or similar transaction or series of transactions) with or into any other corporation or sale or exchange of outstanding shares in which the holders of Your outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain stock representing at least 50.0% of the voting power of the surviving corporation of such transaction or series of related transactions (or the parent corporation of such surviving corporation if such surviving corporation is wholly owned by such parent corporation), in each case without regard to whether You are the surviving corporation, or (ii) sale of all or substantially all of Your assets.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending in which agreement You now hold or acquire any interest.

“Patents” means all of the following property now owned or acquired by You or in which You now hold or acquire any interest: (a) all letters patent of, or rights corresponding thereto, in the United States or any other county, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto in, the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

“Permitted Indebtedness” means (a) Indebtedness of You in favor of Us; (b) indebtedness existing at the Closing Date and disclosed on Schedule 1; (c) Indebtedness secured by a lien described in clause (v) of the defined term “Permitted Liens” provided such indebtedness at the time incurred does not exceed the lesser of the cost or fair market value of the Equipment financed with such indebtedness; (d) indebtedness incurred for the acquisition of supplies or inventory on normal trade credit; (e) unsecured convertible indebtedness subject to subordination terms reasonably acceptable to Us; (f) indebtedness under the accounts receivable financings referenced in Section 8; (g) Subordinated Indebtedness; and (h) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness included in items (a) though g) above.

“Permitted Investment” means (a) Investments that are in existence on the Closing Date and have been disclosed in writing to Us; (b) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000) in capital and a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency; (c) Investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof; (d) so long as no Event of Default has occurred and is continuing, temporary advances to employees to cover incidental expenses to be incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed $50,000 at any time; and (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Permitted Liens” means any and all of the following: (i) Liens in Our favor; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that such Liens do not have priority over any of Our Liens and You maintain adequate reserves in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Your business and imposed without action of such parties, provided that the payment thereof is not yet required; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) purchase money liens (a) on Equipment acquired or held by You incurred for financing the acquisition of the Equipment, or (b) existing on Equipment when acquired, if, in either case (a) or (b), the lien is confined to the Equipment and proceeds of the Equipment, (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, (vii) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and (viii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (vii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, Cash or other proceeds payable to You from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to You from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to You from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of Yours against third parties (i) for past, present or future infringement of any Copyright, Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means (i) all of Your Accounts, Instruments, Documents, Cash, Chattel Paper, Supporting Obligations, letters of credit, proceeds of a letter of credit and Letter of Credit Rights, and (ii) all customer lists, software, and related business records.

“Secured Obligations” means Your obligation to repay to Us the amounts advanced under this Agreement (whether or not evidenced by any Plain English Promissory Note), together with all principal, interest, fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by You to Us, including the indemnity and insurance obligations in Section 10 hereof and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against You, whether due or to become due, matured or un-matured, liquidated or un-liquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, arising under this agreement, the notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral; provided, that the Secured Obligations shall not include any of Your indebtedness or obligations arising under or in connection with the Excluded Agreements.

“Subordinated Indebtedness” means Indebtedness (i) approved by Us and (ii) subordinated to the Secured Obligations on terms and conditions acceptable to Us, including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior payment in full of the Secured Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to Our Liens in Your assets and properties, and the subordination of the rights of the holder of such Indebtedness to enforce its junior Lien following an Event of Default hereunder pursuant to a written subordination agreement approved by Us.

“Supporting Obligations” means any “supporting obligations”‘, as such term is defined in the UCC, now owned or acquired by You or in which You now hold or hereafter acquire any interest.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by You or in which You now hold or hereafter acquire any interest.

“Trademarks” means all of the following property now owned or hereafter acquired by You or in which You now hold or hereafter acquire any interest: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) reissues, extensions or renewals thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Our Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents terms that are defined in the UCC and used herein or in the other Loan Documents shall have the meanings given to them in the UCC.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit”, “Annex”, or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Exhibits, Annexes and Schedules, and not to any particular Section, subsection or other subdivision.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by this Agreement and the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

(Signatures to Follow)

IN WITNESS WHEREOF, The Parties have executed and delivered this Agreement as of the day and year first above written.

BORROWER:	You:	BAYHILL THERAPEUTICS, INC.

	Signature:	/s/ Mark W. Schwartz
	Print Name:	Mark W. Schwartz
	Title:	CEO & President

Accepted in Menlo Park, California:

LENDER:	Us:	TRIPLEPOINT CAPITAL LLC

	Signature:	/s/ Sajal Srivastava
	Print Name:	Sajal Srivastava
	Title:	COO